Exhibit 99.2
ENDWAVE CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
          On April 30, 2009, Endwave Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Microsemi Corporation (“Microsemi”), pursuant to which Microsemi purchased Endwave’s defense and security business (the “Business”), including all of the outstanding capital stock of Endwave Defense Systems, Inc. (“EDSI”). As consideration, Microsemi assumed certain liabilities associated exclusively with the Business and paid $28 million in cash.
          The unaudited pro forma condensed consolidated balance sheet information gives effect to the sale of the Business as if the sale of the assets and liabilities of the Business occurred on December 31, 2008 and is based upon the historical balance sheet data of the Company and its subsidiaries as of December 31, 2008. The unaudited pro forma condensed consolidated statement of operations information gives effect to the sale of the Business as if the sale of the assets and liabilities of the Business occurred on January 1, 2008 and is based upon the historical statement of operations data of the Company and its subsidiaries for the year ended December 31, 2008.
          The unaudited pro forma condensed financial information presented herein is shown for illustrative purposes only and is not necessarily indicative of the results that might have been achieved by the Company if the sale had been consummated as of the indicated dates, nor is it necessarily indicative of future operating results or financial position of the Company. The unaudited pro forma condensed consolidated financial information is based on and should be read in conjunction with the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2008, together with the related notes thereto, which were filed with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
          The unaudited pro forma condensed consolidated financial statements have been prepared by the Company based upon available information and certain assumptions that management believes are reasonable in the circumstances.
ENDWAVE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     1. Basis of Presentation
          Effective April 30, 2009, Endwave Corporation (the “Company”) sold certain assets and liabilities relating to its defense and security business (the “Business”) for a purchase price of $28 million. The assets included the accounts receivable, inventory, fixed assets and other assets, customer agreements and employees related to the operation of the Business and the liabilities included accounts payable, warranty obligations and other liabilities. Based on their current net book value, the disposition of these assets resulted in a gain of approximately $18.2 million.
     2. Pro Forma Adjustments
(A)	To reflect the cash received from the sale of the Business and the sale of the assets and liabilities of the Business, as if the transaction had occurred December 31, 2008.

(B)	To reflect the elimination of the revenues, costs and expenses relating to the Business, as if the transaction had occurred on January 1, 2008. The statement of operations does not include the gain on disposal or the costs related to the transaction.

ENDWAVE CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2008
(In thousands)

	Historical			Pro Forma
	Endwave	Pro Forma		Endwave
	Corporation	Adjustments		Corporation
ASSETS
Current assets:
Cash and cash equivalents	$33,998	$26,268	(A)	$60,266
Short-term investments	11,350			$11,350
Accounts receivable, net	4,762	(2,215	)(A)	$2,547
Inventories	14,454	(5,024	)(A)	$9,430
Other current assets	738	(63	)(A)	675

Total current assets	65,302	18,966		84,268

Property, plant and equipment	4,220	(2,084	)(A)	$2,136
Other assets, net	218	(62	)(A)	$156
Restricted cash	600	—		600

Total assets	$70,340	$16,820		$87,160

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,263	$(1,224	)(A)	$1,039
Accrued warranty	2,439	(646	)(A)	$1,793
Accrued compensation	2,811			$2,811
Other current liabilities	713	(139	)(A)	574

Total current liabilities	8,226	(2,009)		6,217

Other long-term liabilities	73	(18	)(A)	55

Total liabilities	8,299	(2,027)		6,272

Stockholders’ equity:
Common stock	9			$9
Additional paid-in capital	349,855			$349,855
Accumulated other comprehensive loss	42			$42
Accumulated deficit	(287,865)	18,847	(A)	(269,018)

Total stockholders’ equity	62,041	18,847		80,888

Total liabilities and stockholders’ equity	$70,340	$16,820		$87,160

ENDWAVE CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2008
(In thousands, except per share amounts)

	Historical			Pro Forma
	Endwave	Pro Forma		Endwave
	Corporation	Adjustments		Corporation
Revenues:
Product revenues	$57,559	$(18,964	)(B)	$38,595
Development fees	696	(638	)(B)	58

Total revenues	58,255	(19,602)		38,653

Costs and expenses:
Cost of product revenues	41,495	(16,090	)(B)	25,405
Cost of product revenues, amortization of intangible assets	596	—		596
Research and development	11,878	(4,845	)(B)	7,033
Selling, general and administrative	13,474	(3,558	)(B)	9,916
Amortization of intangible assets	716	—		716
Impairment of goodwill and intangible assets	6,161	—		6,161

Total costs and expenses	74,320	(24,493)		49,827

Loss from operations	(16,065)	4,891		(11,174)
Interest and other income, net	1,248	—		1,248

Loss before income tax benefit	(14,817)	4,891		(9,926)
Income tax benefit	(66)	—		(66)

Net loss	$(14,751)	$4,891		$(9,860)

Basic and diluted net loss per share	$(1.60)			$(1.07)

Shares used in computing per share amounts	9,211			9,211